Exhibit 99.1

AVAX One Announces Elimination of All Convertible Debt and Additional Share Repurchases

Debt Reduction Further Strengthens Balance Sheet and Financial Flexibility

Repurchased 710,000 Shares in October 2026

WEST PALM BEACH, FL, November 10, 2026 - AVAX One Technology Ltd. (NASDAQ: AVX) (“AVAX One” or the “Company”) today announced that it has eliminated all remaining convertible debt from its balance sheet and continued executing under its $40 million share repurchase program, further demonstrating its commitment to disciplined capital allocation and long-term shareholder value creation.

Following the significant reduction in convertible debt announced on October 7, 2026, the Company has now eliminated the remaining approximately $970,000 in outstanding convertible debt, bringing its total convertible debt balance to zero. This milestone follows the elimination of more than $14.9 million of debt during the third quarter of 2026 and represents another important step in simplifying the Company’s capital structure, reducing financial obligations and enhancing its financial flexibility.

In addition, in October 2026, AVAX One repurchased 710,000 of its common shares at an average purchase price of $5.46 per share, including all fees and commissions. These purchases bring the Company’s cumulative repurchases as of October 31, 2026, to 1,496,761 common shares since November 2025 (as adjusted to reflect the Company’s one-for-twelve reverse stock split effected on June 15, 2026). Approximately $30.4 million remains available under the Company’s $40 million share repurchase program.

“We have taken decisive steps to strengthen our financial position, simplify our capital structure and enhance shareholder value,” said Pete Wylie, Interim Chief Executive Officer and Chief Operating Officer of AVAX One. “With the elimination of all of our convertible debt, we have removed a significant financial overhang and positioned AVAX One with greater flexibility to execute on our strategic priorities. At the same time, we continue to view our share repurchase program as a compelling opportunity to deploy capital at what we believe are attractive valuations. Together, these actions reflect our commitment to disciplined financial management and building long-term value for our shareholders.”

Repurchases under the program may be made from time to time through open market purchases or other means permitted under applicable securities laws and regulations. The timing and amount of future repurchases, if any, will depend on market conditions, capital allocation priorities, regulatory requirements and other corporate considerations. The Company is not obligated to repurchase any specific number of shares, and the program may be modified, suspended or discontinued at any time.

About AVAX One Technology Ltd.

AVAX One Technology Ltd. (NASDAQ: AVX) is a digital infrastructure company accelerating the transition to an onchain financial economy. The Company maintains a strategic Avalanche digital asset treasury, accumulating AVAX and generating onchain yield through native staking and ecosystem participation. It also operates bitcoin mining facilities and develops modular data centers. These three pillars give public market investors unique exposure to both the onchain economy and the digital infrastructure layer. For more information, please visit www.avax-one.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “could,” “may,” “will,” “would,” “believe,” “estimate,” “target,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others: risks relating to the Company’s operations and business, including the highly volatile nature of the price of Bitcoin, AVAX, and other digital assets, and the risk that the price of the Company’s securities may be highly correlated to the price of the digital assets it holds; plans to repurchase the Company’s common shares and the timing and amount of any such repurchases; increased competition in the data center, AI/HPC, and digital asset industries; and legal, commercial, regulatory, and technical uncertainties affecting the Company’s business, as well as those risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results could differ materially from anticipated or preliminary results or estimates. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

AVX@elevate-ir.com

Media Contact

Ethan Lyle Prospero

avax-one@prospero.agency